As filed with the Securities and Exchange Commission on August 8, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________
Glu Mobile Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	91-2143667
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

875 Howard Street, Suite 100
San Francisco, California 94103
(Address of Principal Executive Offices)

2007 Equity Incentive Plan
2018 Equity Inducement Plan

(Full Titles of the Plans)
________________
Nick Earl
President and Chief Executive Officer
Glu Mobile Inc.
875 Howard Street, Suite 100
San Francisco, California 94103
(415) 800-6100
(Name and Address of Agent For Service)
________________
Copies to:
Scott J. Leichtner, Esq.
Vice President and General Counsel
Glu Mobile Inc.
875 Howard Street, Suite 100
San Francisco, California 94103

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☑
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting		Emerging Growth Company	☐
company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.	☐

CALCULATION OF REGISTRATION FEE

			Proposed maximum	Proposed maximum	Amount of
Title of securities	Amount to be		offering price	aggregate offering	registration
to be registered	registered (1)		per unit	price	fee
Common Stock, $0.0001 par value	10,000,000	(2)	$5.88 (3)	$58,800,000	$7,321
Common Stock, $0.0001 par value	400,000	(4)	$5.88 (3)	$2,352,000	$293
Total:	10,400,000			$61,152,000	$7,614
(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Registrant’s 2007 Equity Incentive Plan and 2018 Equity Inducement Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)	Represents an increase in the number of shares available for issuance under the 2007 Equity Incentive Plan. This increase was effective as of June 7, 2018.
(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, and based upon the average of the high and low sales prices of the Registrant’s common stock as reported by the NASDAQ Global Market on August 2, 2018.

(4)	Represents 400,000 shares authorized to be issued under the 2018 Equity Inducement Plan.

EXPLANATORY NOTE

Glu Mobile Inc. (the “Registrant”) is filing this registration statement with the Securities and Exchange Commission (the “Commission”) to register (1) an additional 10,000,000 shares reserved for issuance under its 2007 Equity Incentive Plan and (2) 400,000 shares reserved for issuance under its 2018 Equity Inducement Plan.

In accordance with General Instruction E of Form S-8, and only with respect to the common stock issuable under the 2007 Equity Incentive Plan, the contents of the following registration statements on Form S-8 filed by the Registrant with the Commission are incorporated by reference in this registration statement on Form S-8:

Registration No.	Plan(s) Covered	Date Filed
333-219754	2007 Equity Incentive Plan	08/07/2017
333-206230	2007 Equity Incentive Plan	08/07/2015
333-190544	2007 Equity Incentive Plan	08/09/2013
333-172983	2007 Equity Incentive Plan	03/21/2011
333-165813	2007 Equity Incentive Plan	03/31/2010
333-157959	2007 Equity Incentive Plan	03/18/2009
(Post-Effective
Amendment No. 1)
333-157959	2007 Equity Incentive Plan	03/13/2009
333-149996	2007 Equity Incentive Plan	03/31/2008
333-141487	2007 Equity Incentive Plan	03/22/2007

I - 1

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Company will provide documents containing the information specified in Part I of Form S-8 to employees as specified by Rule 428(b)(1) under the Securities Act. Pursuant to the instructions to Form S-8 and Rule 424 under the Securities Act, the Company is not required to file these documents either as part of this Registration Statement or as prospectuses or prospectus supplements. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference into this Registration Statement:

(a)	The Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Commission on March 9, 2018;
(b)	The Quarterly Reports on Form 10-Q filed with the Commission on May 9, 2018 and August 8, 2018;
(c)	The Current Reports on Form 8-K filed with the Commission on June 7, 2018 and January 5, 2018; and
(d)

The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on March 16, 2007 under Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered by this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of the filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Scott J. Leichtner, Esq., Vice President and General Counsel of the Registrant, will pass upon the validity of the issuance of the shares of Common Stock offered by this Registration Statement. As of August 1, 2018, Mr. Leichtner held 163,338 shares of Common Stock, time-based options to purchase 743,347 shares of Common Stock (of which options to purchase 346,440 shares are exercisable within 60 days of August 1, 2018), performance-based options to purchase 201,592 shares, 50,625 restricted stock units (of which 11,562 units will vest within 60 days of August 1, 2018) and 79,575 performance-based restricted stock units.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, the Registrant’s restated certificate of incorporation contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

●	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

●	any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Registrant’s restated bylaws provide that:

●	the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

●	the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;

●

the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and

●	the rights conferred in the bylaws are not exclusive.

The Registrant entered into indemnity agreements with each of its current directors, other than Ben Feder, and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and restated bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, executive officer or employee of the Registrant regarding which indemnification is sought. The indemnification provision in the Registrant’s restated certificate of incorporation, restated bylaws and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

Two of the Registrant’s directors (Ben Feder and Hany M. Nada) are also indemnified by Red River Investment Limited and Granite Global Venture II L.L.C., respectively, with regards to them serving on the Registrant’s board.

See also the undertakings set out in response to Item 9 hereof.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

(a) The following exhibits are filed herewith:

		Incorporated by Reference
Exhibit					Filing	Filed
Number	Exhibit Description	Form	File No.	Exhibit	Date	Herewith
4.01	Restated Certificate of Incorporation of the Registrant.	S-1/A	333-139493	3.02	02/14/2007
4.02	Amended and Restated Bylaws of the Registrant, adopted on March 7, 2014.	8-K	001-33368	99.01	03/13/2014
4.03	2007 Equity Incentive Plan, as amended and restated on June 7, 2018.	10-Q	001-33368	10.01	08/08/2018
4.04	For the 2007 Equity Incentive Plan, forms of (a) Notice of Stock Option Grant, Stock Option Award Agreement and Stock Option Exercise Agreement, (b) Notice of Restricted Stock Award and Restricted Stock Agreement, (c) Notice of Stock Appreciation Right Award and Stock Appreciation Right Award Agreement, and (d) Notice of Stock Bonus Award and Stock Bonus Agreement.	S-1/A	333-139493	10.03	02/16/2007
4.05	For the 2007 Equity Incentive Plan, form of Notice of Restricted Stock Unit Award and Restricted Stock Unit Agreement.	10-Q	001-33368	10.08	08/09/2013
4.06	Forms of Stock Option Award Agreement (Immediately Exercisable) and Stock Option Exercise Agreement (Immediately Exercisable) under the 2007 Equity Incentive Plan.	10-Q	001-33368	10.05	08/14/2008
4.07	For the 2007 Equity Incentive Plan, forms of (a) Notice of Performance Stock Option Grant Agreement (One Year Vesting Term), (b) Notice of Performance Stock Option Grant Agreement (Three Year Vesting Term), and (c) Notice of Performance Restricted Stock Unit Award Agreement.	10-K	001-33368	10.02(D)	03/09/2018
4.08	2018 Equity Inducement Plan.	10-Q	001-33368	10.02	08/08/2018
4.09	For the 2018 Equity Inducement Plan, forms of Notice of Stock Option Grant, Stock Option Award Agreement and Stock Option Exercise Agreement.	10-Q	001-33368	10.03	08/08/2018
4.10	For the 2018 Equity Inducement Plan, forms of Notice of Restricted Stock Unit Award and Restricted Stock Unit Award Agreement.	10-Q	001-33368	10.04	08/08/2018
4.11	Form of Specimen Certificate for Common Stock.	S-1/A	333-139493	4.01	02/14/2007
5.01	Opinion of Scott J. Leichtner, General Counsel to Registrant.					X
23.01	Consent of Scott J. Leichtner (included in Exhibit 5.01).					X
23.02	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.					X
24.01	Power of Attorney (see Signature Page of this Registration Statement).					X

Item 9. Undertakings.

a. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment of this Registration Statement) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that clauses (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered in this Registration Statement, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on August 8, 2018.

GLU MOBILE INC.

By:	/s/ Nick Earl
Nick Earl
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nick Earl, Eric R. Ludwig and Scott J. Leichtner, and each of them acting individually, as his or her attorney-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or any substitute, may do or cause to be done by virtue hereof. This Power of Attorney may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts shall together constitute one and the same instrument.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date
Principal Executive Officer:

	President and Chief Executive	August 8, 2018
/s/ Nick Earl	Officer
Nick Earl

Principal Financial Officer:

	Executive Vice President, Chief	August 8, 2018
Operating Officer and Chief
/s/ Eric R. Ludwig	Financial Officer
Eric R. Ludwig

Principal Accounting Officer:

/s/ Gordon Lee	Vice President, Accounting	August 8, 2018
Gordon Lee

Additional Directors:

/s/ Eric R. Ball	Director	August 8, 2018
Eric R. Ball

/s/ Gregory Brandeau	Director	August 8, 2018
Gregory Brandeau

/s/ Niccolo M. de Masi	Executive Chairman	August 8, 2018
Niccolo de Masi

	Director	August 8, 2018
Ben Feder

/s/ Ann Mather	Director	August 8, 2018
Ann Mather

/s/ Hany M. Nada	Director	August 8, 2018
Hany M. Nada

/s/ Benjamin T. Smith, IV	Lead Director	August 8, 2018
Benjamin T. Smith, IV

/s/ Gabrielle Toledano	Director	August 8, 2018
Gabrielle Toledano